EXHIBIT 99.1

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Contact: Dave Southern - Tel. (773) 399-7611
Vice President, Public & Investor Relations

THE MWW GROUP
Public Relations - Tel. (201) 507-9500
Contact: Laurie Terry Fern - Email: lterry@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS REPORTS
STRONG RESULTS IN SECOND QUARTER 2000

Net Income of $.58 Per Diluted Share Up 70% Over Prior Year Quarter

        CHICAGO, August 3, 2000 – Bally Total Fitness Holding Corporation (NYSE: BFT) today reported its financial results for the second quarter of 2000, with diluted earnings per share up more than 70% to $.58. Operating income for the quarter of $31.7 million was up 50% over the prior year. Earnings before interest, taxes, depreciation and amortization (EBITDA) grew to $47.3 million, a 40% improvement.

        Lee Hillman, President and CEO of Bally Total Fitness, commented that “The excellent results achieved this quarter are another clear demonstration we are successfully growing the size and improving the quality of both our membership operations and our product and service offerings. Our EBITDA margin continues to improve, growing to 19% during the quarter just ended from 16% in the prior year quarter.” Mr. Hillman concluded, “The strategic changes initiated three years ago have succeeded as we predicted and our profit improvement and revenue growth have been dramatic. As we move forward, the expansion of product and service offerings to our customers and proven ability to grow our club base are expected to help us continue delivering growth and profitability to our shareholders.”

Comparison of the three months ended June 30, 2000 and 1999

        Operating income for the second quarter of 2000 was $31.7 million compared to $21.1 million in 1999. This increase of $10.6 million (50%) was due to a $41.4 million (20%) increase in net revenue, partially offset by a $27.8 million (16%) increase in operating costs and expenses and an increase in depreciation and amortization of $3.0 million. The operating margin before depreciation and amortization increased to 19% from 16% in the prior year period. Operating income from products and services, net of related development, preopening and start-up costs, increased to $9.0 million from $4.0 million in the 1999 quarter with an operating margin of 34% in the 2000 quarter compared to 31% during the prior year period.

        The weighted-average number of fitness centers increased to 375 from 336 in the second quarter of 1999, an increase of 12%, including an increase in the weighted-average number of centers operating under the Company’s four upscale brands, from 16 to 34. Net revenue from comparable fitness centers increased 11%. Full membership units sold during the quarter increased 6% over the prior year period while the weighted-average selling price of membership contracts sold increased 6%. Additionally, during the 2000 quarter, the Company expanded its selection of shorter-term and seasonal memberships which added 5% more membership units and 1% more revenue. As a result, membership fees originated increased $14.7 million (12%). Dues collected increased $15.7 million (28%) from the 1999 quarter, reflecting continued improvements in member retention and pricing strategies and an increase attributable to fitness centers operating under the Company’s four upscale brands.

        Finance charges earned during the second quarter of 2000 increased $1.6 million (11%) compared to the 1999 quarter due to the growth in size and consistent higher quality of the receivables portfolio. Average interest rates for these finance charges were substantially unchanged between the periods.

        The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both periods.

        Deferral accounting reduced earnings by $5.3 million for 2000 compared to 1999. This reduction reflects the greater deferral of revenues and lower deferral of expenses reflecting the efficiency of higher membership originations.

Comparison of the six months ended June 30, 2000 and 1999

        Operating income for the first six months of 2000 was $61.5 million compared to $39.4 million in 1999. This increase of $22.1 million (56%) was due to a $82.2 million (20%) increase in net revenue, partially offset by a $54.2 million (15%) increase in operating costs and expenses and an increase in depreciation and amortization of $5.9 million. The operating margin before depreciation and amortization increased to 18% from 15% in the prior year period. Operating income from products and services, net of related development, preopening and start-up costs, increased to $18.3 million from $8.1 million in the first six months of 1999 with an operating margin of 34% in 2000 compared to 33% during the prior year period.

        The weighted-average number of fitness centers increased to 371 from 332 in the first six months of 1999, an increase of 12%, including an increase in the weighted-average number of centers operating under the Company’s four upscale brands from 16 to 34. Net revenue from comparable fitness centers increased 11%. Full membership units sold during the six month period increased 5% over the prior year period while the weighted-average selling price of membership contracts sold increased 8%. Additionally, during the 2000 period, the Company expanded its selection of shorter-term and seasonal memberships which added 2% more membership units and less than 1% more revenue. As a result, membership fees originated increased $32.5 million (13%). Dues collected increased $23.1 million (20%) from the 1999 period, reflecting continued improvements in member retention and pricing strategies and an increase attributable to fitness centers operating under the Company’s four upscale brands.

        Finance charges earned during the first six months of 2000 increased $4.0 million (14%) compared to the 1999 period due to the growth in size and consistent higher quality of the receivables portfolio. Average interest rates for these finance charges were substantially unchanged between the periods.

        The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both periods.

        Deferral accounting reduced earnings by $7.4 million for 2000 compared to 1999. This decrease principally reflects the greater deferral of revenues during the 2000 period.

Cash Flow

        Cash flow from operating activities was $22.8 million for the first six months in 2000 compared to $16.5 million in 1999 period. Net contracts receivable grew $57.2 million compared to $41.4 million in the 1999 period and interest paid totaled $29.8 million compared to $22.1 million in the 1999 period resulting in a combined increase in the use of working capital of $23.5 million. Cash provided by operating activities, excluding the growth in net contracts receivable and interest paid, increased $29.8 million period over period. The improvement principally reflects the continued growth in overall collections from installment contracts receivable and monthly dues and the continued increase in operating margins.

        As of June 30, 2000, the Company had drawn $36.5 million on its $100 million revolving credit line and had outstanding letters of credit totaling $6.1 million.

*     *     *     *     *

        Bally Total Fitness is the largest commercial operator of fitness centers in North America, with approximately 4 million members and more than 385 facilities located in 27 states and Canada. Bally operates fitness centers under the Bally Total Fitness®, Bally Sports ClubsSM, The Sports Clubs of Canada™, Pinnacle Fitness®, and Gorilla Sports SM brands. With more than 120 million annual member visits to its fitness centers, Bally is a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

# # #

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                         CONSOLIDATED OPERATING SUMMARY
                        (In thousands, except share data)
                                   (Unaudited)

                                                    Three months ended June 30
                                                   ---------------------------
                                                           2000           1999
                                                   ------------   ------------
Net revenues:
  Membership revenues -
    Initial membership fees on financed
      memberships originated                       $    133,426   $    118,891
    Initial membership fees on paid-in-full
      memberships originated                              5,624          5,435
    Dues collected                                       71,083         55,354
    Change in deferred revenues                          (5,882)          (839)
                                                   ------------   ------------
                                                        204,251        178,841

  Finance charges earned                                 17,103         15,477
  Products and services                                  26,763         12,943
  Miscellaneous revenue                                   2,752          2,216
                                                   ------------   ------------
                                                        250,869        209,477
Operating costs and expenses:
  Fitness center operations                             115,901        106,675
  Products and services                                  17,745          8,894
  Member processing collection centers                   11,053          9,710
  Advertising                                            14,077         11,884
  General and administrative                              6,674          6,203
  Provision for doubtful receivables                     40,352         34,876
  Change in deferred membership origination costs        (2,279)        (2,562)
                                                   ------------   ------------
                                                        203,523        175,680
                                                   ------------   ------------
Operating income before depreciation and
  amortization ("EBITDA")                                47,346         33,797
Depreciation and amortization                            15,662         12,649
                                                   ------------   ------------
Operating income                                         31,684         21,148
Interest income                                             445            553
Interest expense                                        (16,009)       (12,446)
                                                   ------------   ------------
Income before income taxes                               16,120          9,255
Income tax provision                                       (250)          (180)
                                                   ------------   ------------
Net income                                         $     15,870   $      9,075
                                                   ============   ============

Basic earnings per common share:                   $        .67   $        .39
                                                   ============   ============
Average common shares outstanding                    23,816,907     23,325,783

Diluted earnings per common share:                 $        .58   $        .34
                                                   ============   ============
Average diluted common shares outstanding
  (includes 3,738,812 and 3,683,768 common
  equivalent shares in 2000 and 1999,
  respectively)                                      27,555,719     27,009,551

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                         CONSOLIDATED OPERATING SUMMARY
                        (In thousands, except share data)
                                   (Unaudited)

                                                      Six months ended June 30
                                                   ---------------------------
                                                           2000           1999
                                                   ------------   ------------
Net revenues:
  Membership revenues -
    Initial membership fees on financed
      memberships originated                       $    277,888   $    245,621
    Initial membership fees on paid-in-full
      memberships originated                             12,341         12,105
    Dues collected                                      138,444        115,322
    Change in deferred revenues                         (22,183)       (14,276)
                                                   ------------   ------------
                                                        406,490        358,772

  Finance charges earned                                 33,477         29,460
  Products and services                                  53,376         24,933
  Miscellaneous revenue                                   6,778          4,748
                                                   ------------   ------------
                                                        500,121        417,913
Operating costs and expenses:
  Fitness center operations                             230,106        211,566
  Products and services                                  35,114         16,794
  Member processing collection centers                   21,881         20,348
  Advertising                                            28,910         25,585
  General and administrative                             13,819         12,891
  Provision for doubtful receivables                     83,759         71,691
  Change in deferred membership origination costs        (5,912)        (5,451)
                                                   ------------   ------------
                                                        407,677        353,424
                                                   ------------   ------------
Operating income before depreciation and
  amortization ("EBITDA")                                92,444         64,489
Depreciation and amortization                            30,947         25,044
                                                   ------------   ------------
Operating income                                         61,497         39,445
Interest income                                             935          1,414
Interest expense                                        (30,820)       (24,743)
                                                   ------------   ------------
Income before income taxes and cumulative effect
  of a change in accounting principle                    31,612         16,116
Income tax provision                                       (475)          (330)
                                                   ------------   ------------
Income before cumulative effect of a change in
  accounting principle                                   31,137         15,786
Cumulative effect of a change in accounting
  principle, net of income tax                                            (262)
                                                   ------------   ------------
Net income                                         $     31,137   $     15,524
                                                   ============   ============

Basic earnings per common share:
  Income before cumulative effect of a change in
    accounting principle                           $       1.31   $        .68
  Cumulative effect of a change in accounting
    principle                                                             (.01)
                                                   ------------   ------------
  Net income per common share                      $       1.31   $        .67
                                                   ============   ============
Average common shares outstanding                    23,693,687     23,264,586

Diluted earnings per common share:
  Income before cumulative effect of a change in
    accounting principle                           $       1.13   $        .59
  Cumulative effect of a change in accounting
    principle                                                             (.01)
                                                   ------------   ------------
  Net income per common share - assuming dilution  $       1.13   $        .58
                                                   ============   ============
Average diluted common shares outstanding
  (includes 3,777,161 and 3,654,937 common
  equivalent shares in 2000 and 1999,
  respectively)                                      27,470,848     26,919,523

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                                        June 30    December 31
                                                           2000           1999
                                                   ------------   ------------
                                                         (In thousands)

ASSETS

Current assets:
  Cash and equivalents                             $     14,308   $     23,450
  Installment contracts receivable, net                 270,164        241,450
  Other current assets                                   45,777         46,185
                                                   ------------   ------------
    Total current assets                                330,249        311,085

Installment contracts receivable, net                   273,536        244,693
Property and equipment, less accumulated
  depreciation and amortization of $407,124
  and $382,897                                          521,196        473,111
Intangible assets, less accumulated amortization
  of $67,868 and $64,554                                142,937        137,156
Deferred income taxes                                    38,437         39,444
Deferred membership origination costs                   112,107        106,195
Other assets                                             38,971         36,873
                                                   ------------   ------------
                                                   $  1,457,433   $  1,348,557
                                                   ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                 $     48,578   $     49,629
  Income taxes payable                                    3,023          3,063
  Deferred income taxes                                  39,521         40,933
  Accrued liabilities                                    62,399         59,197
  Current maturities of long-term debt                   13,381          9,505
  Deferred revenues                                     306,841        290,123
                                                   ------------   ------------
Total current liabilities                               473,743        452,450

Long-term debt, less current maturities                 634,275        593,903
Other liabilities                                         6,509          6,531
Deferred revenues                                        91,981         83,214
Stockholders' equity                                    250,925        212,459
                                                   ------------   ------------
                                                   $  1,457,433   $  1,348,557
                                                   ============   ============

Note to the Condensed Consolidated Balance Sheet:

Installment Contracts Receivable

                                                        June 30    December 31
                                                           2000           1999
                                                   ------------   ------------
Current:
  Installment contracts receivable                 $    407,170   $    355,029
    Unearned finance charges                            (49,728)       (41,515)
    Allowance for doubtful receivables and
      cancellations                                     (87,278)       (72,064)
                                                   ------------   ------------
                                                   $    270,164   $    241,450
                                                   ============   ============

Long-term:
  Installment contracts receivable                 $    362,625   $    319,034
    Unearned finance charges                            (24,410)       (20,367)
    Allowance for doubtful receivables and
      cancellations                                     (64,679)       (53,974)
                                                   ------------   ------------
                                                   $    273,536   $    244,693
                                                   ============   ============

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                Three months ended June 30     Six months ended June 30
                                --------------------------    -------------------------
                                      2000            1999          2000           1999
                                 ---------       ---------     ---------      ---------

Balance at beginning of period   $ 143,236       $ 121,109     $ 126,038      $ 106,301
Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries       (77,983)        (63,710)     (154,187)      (127,517)
Provision for cancellations
  (classified as a direct
  reduction of revenues)            46,352          40,022        96,347         81,822
Provision for doubtful
  receivables                       40,352          34,876        83,759         71,691
                                 ---------       ---------     ---------      ---------

Balance at end of period         $ 151,957       $ 132,297     $ 151,957      $ 132,297
                                 =========       =========     =========      =========

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                      Six months ended June 30
                                                   ---------------------------
                                                           2000           1999
                                                   ------------   ------------
                                                         (In thousands)
Operating:
  Income before cumulative effect of a change in
    accounting principle                           $     31,137   $     15,786
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense          33,122         26,603
    Provision for doubtful receivables                   83,759         71,691
    Change in operating assets and liabilities         (125,264)       (97,550)
                                                   ------------   ------------
    Cash provided by operating activities                22,754         16,530

Investing:
  Purchases and construction of property and
    equipment                                           (57,245)       (54,199)
  Acquisitions of businesses and other                   (3,327)        (7,027)
                                                   ------------   ------------
    Cash used in investing activities                   (60,572)       (61,226)

Financing:
  Debt transactions -
    Net borrowings (repayments) under revolving
      credit agreement                                   36,500
    Repayments of other long-term debt                   (9,379)        (3,605)
    Debt issuance and refinancing costs                                 (4,225)
                                                   ------------   ------------
    Cash provided by (used in) debt transactions         27,121         (7,830)

Equity transactions -
  Proceeds from issuance of common stock under
    stock purchase and options plans                      1,555          1,164
                                                   ------------   ------------
    Cash provided by (used in) financing activities      28,676         (6,666)

Decrease in cash and equivalents                         (9,142)       (51,362)
Cash and equivalents, beginning of period                23,450         64,382
                                                   ------------   ------------
Cash and equivalents, end of period                $     14,308   $     13,020
                                                   ============   ============
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